EXHIBIT 23.02




                     INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Hologic, Inc. on Form S-3 of our report dated August 2, 1999 relating to the financial statements of Direct Radiography Corp. ("DRC") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to DRC's ability to continue as a going concern), appearing in Form 8-K/A of Hologic, Inc. dated June 3, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Greenville, South Carolina
August  9, 1999